As filed with the Securities and Exchange Commission on January ____, 1996
                                                 Registration No.:_________
---------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                      HEALTH INSURANCE OF VERMONT, INC.
           (Exact name of registrant as specified in its charter)

               Vermont                               03--211497
    (State or other jurisdiction of                (I.R.S. employer
    incorporation or organization)              identification number)

                            One Roosevelt Highway
                         Colchester, Vermont  05446
                  (Address of principal executive offices)

           Health Insurance of Vermont Incentive Stock Option Plan
                        (Full title of the plan)

              David W. Lesperance, Vice President and Treasurer
                            One Roosevelt Highway
                         Colchester, Vermont  05446
                               (802) 655-5500
          (Name, address and telephone number of agent for service)

                                 Copies to:
                             Peter S. Erly, Esq.
                               Gravel and Shea
                                P.O. Box 369
                         Burlington, VT  05402-0369


                       CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
                                       Proposed Maximum   Proposed Maximum
Title of Securities     Amount to be   Offering Price     Aggregate           Amount of
 to be Registered       Registered     Per Share          Offering Price      Registration Fee
----------------------------------------------------------------------------------------------

Common Stock, $3.00     25,840  (1)    $15.75  (2)        $399,667.50  (2)    $137.82
 par value
----------------------------------------------------------------------------------------------

<F1> (1)   The number of shares of common stock, par value $3.00 per share
("Common Stock"), stated above consists of the aggregate number of shares which have or may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the Health Insurance of
Vermont, Inc., Incentive Stock Option Plan (the "Plan").  The maximum number of shares which may be sold upon the exercise of such options granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan.  Accordingly, pursuant to
Rule 416 under the Securities Act of 1933, as amended (the "Securities
Act"), the Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

<F2> (2)  This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the average price ($8.4375) at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, and for shares of Common Stock being registered for resale and the sale price of which is unknown, the fee is calculated on the basis of the average of the bid and asked prices per shares of the Common Stock as of a date (January 12, 1996) within 5 business days prior to filing this Registration Statement.

       This Registration Statement, including exhibits, consists of 12 sequentially number pages. The Index to Exhibits appears on sequentially numbered page 10.


                              EXPLANATORY NOTE

Part I.  Information Required in the Section 10(A) Prospectus
-------------------------------------------------------------

       The following reoffer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, and may be used for reofferings and resales of the shares of common stock of Health Insurance of Vermont, Inc. (the "Company"), which shares were acquired by current and certain former employees of the Company under the Plan. The Company satisfies the registrant requirements for use of Form S-3.

                      HEALTH INSURANCE OF VERMONT, INC.
                        22,050 SHARES OF COMMON STOCK
                              ($3.00 PAR VALUE)

       This Prospectus relates to 22,050 shares (the "Shares") of common stock, par value $3.00 per share (the "Common Stock") of the Company which may be offered from time to time by the current and former employees of the Company named herein (the "Selling Stockholders"). The Shares were acquired by the Selling Stockholders from the Company in transactions not involving a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Company's Incentive Stock Option Plan (the "Plan"). Certain of the Selling Stockholders also may be deemed to be affiliates of the Company (as defined in Rule 405 of the Securities Act). See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

       The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may sell the Shares in one or more sales occurring in the public market, in separately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through brokers acting on behalf of each Selling Stockholder or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from each Selling Stockholder and/or the purchasers of such Shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by each Selling Stockholder will be payable by such Selling Stockholder.

       The Selling Stockholders and any dealer participating in the distribution of any Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any profit on the sale of any or all of the Shares by the Selling Stockholders and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

       The last reported bid and asked prices of the Common Stock as reported on January 12, 1996, were $15.00 and $16.50 respectively.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS JANUARY 12, 1996.

       NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO
       GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OT SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                            AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York, 10048; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

       This Prospectus constitutes part of a registration statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the registration statement, and reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document as an exhibit to the registration statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                    INFORMATION INCORPORATED BY REFERENCE

       The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, which have been filed with the Commission. All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contain herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON,
       INCLUDING BENEFICIAL OWNERS, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE OFFICE OF TREASURER, HEALTH INSURANCE OF VERMONT, INC., ONE ROOSEVELT HIGHWAY, COLCHESTER, VT 05446, (802) 655-5500.


                                 THE COMPANY

       The Company is engaged in the accident and health insurance business specializing in disability income insurance, all of which is written on an individual basis. Its product portfolio includes non-cancellable to age
65 disability income, guaranteed renewable to age 65 disability income, and accident only disability income insurance written on male and female lives in most occupational classes.

       All of the Company's business is produced by licensed career life, accident and health, and casualty insurance agents under broker commission contracts with the Company. These agents usually have broker contracts with several companies and are compensated by the Company exclusively on a commission basis.

       At December 31, 1995, the Company was licensed to write business in the District of Columbia and all other states except Alaska, Iowa, New York and Wisconsin. The Company does not conduct any foreign operations.

       The Company was incorporated in 1961 under the laws of the State of Vermont, and has its executive offices located at One Roosevelt Highway, Colchester, Vermont 05446, telephone number (802) 655-5500.


                                THE OFFERING

       This Reoffer Prospectus relates to shares of Common Stock which have been or may be acquired by certain key employees (the "Selling
Stockholders") of the Company, some of whom may be deemed to be "affiliates" of the Company, pursuant to the exercise of options and other awards granted to such persons under the Plan. The address of each Selling Stockholder is c/o Health Insurance of Vermont, One Roosevelt Highway, Colchester, Vermont 05446.

       The following table sets forth certain information with respect to the Selling Stockholders:

                                               Number of      Number of           Number of
                                               Shares         Shares to be        Shares to be
                                               Beneficially   Acquired Under      Owned After
Registered            Position with            Owned as of    the Plan and        Exercises and
Stockholder           the Company              12/06/95(1)    Offered Hereby(2)   Sales
-------------------------------------------------------------------------------------------------

John W. Mahoney       President and Chief      9,530              0               0
                      Operating Officer

Donald Spooner        Former Secretary and     8,530              0               0
                      Treasurer

Anne B. Mahoney(3)    Vice President -         3,500              0               0
                      Marketing

Natalie Spence        Director of Computer       490              0               0
                      Services

James Foster          Vice President -             0          1,000               0
                      Underwriting and Claims

<F1> (1)   Includes, among other things, shares of Common Stock underlying options and other awards granted to each Selling Stockholder under the Plan only to the extent that such options and other awards are exercisable as of January 1, 1996.

<F2> (2)   Represents all shares of Common Stock, underlying options and other awards granted under the Plan to each Selling Stockholder, exercisable as of January 1, 1996.

<F3> (3)   Mr. Mahoney and Mrs. Mahoney are husband and wife.

       As of January 1, 1996, John W. Mahoney owned 9,530 shares of Common Stock which was 1.75% of the Common Stock outstanding as of such date. No other Selling Stockholder owned more than one percent of the Common Stock outstanding as of January 1, 1996.

       The Company will not receive any of the proceeds from the offering hereunder.

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

       The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

       (a) The Registrant's Annual Report on Form 10-KSB (the "Form 10-KSB") for the fiscal year ended December 31, 1994, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

       (b) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995; June 30, 1995; and September 30, 1995, pursuant to Section 13(a) of the Exchange Act.

       (c) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Commission under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

       All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
-----------------------------------

       Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

       Not Applicable.

Item 6.  Indemnification of Directors and Officers.
---------------------------------------------------

       As permitted by Sections 8.50 through 8.58 of the Vermont Business Corporation Act (the "Act"), Bylaws of the Registrant provide that
(i) the Registrant is required to indemnify its directors and officers to the full extent permitted by the Act; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Act; the permissibility of such indemnification is to be determined by (a) a majority vote of a quorum of disinterested directors, or (b) by independent legal counsel, upon request of the person seeking indemnification if a change in control of the Registrant has occurred, or at the direction of a majority of a quorum of disinterested directors, or if a quorum of disinterested directors is not obtainable; the Registrant is required to advance expenses, as incurred, to its directors and officers to the full extent permitted by the Act in connection with a proceeding; the rights conferred in the Bylaws are not exclusive; and the provisions of the Bylaws are deemed to constitute contracts between the Registrant and the persons to be indemnified.

       The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act.

       The Bylaws authorize the Registrant, with approval by the Board, to purchase director and officer liability insurance. The Registrant has not purchased such insurance to date.

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

       The Shares offered hereby by the Selling Stockholders were issued to the Selling Stockholders under the Plan, in private placement transactions "not involving any public offering" within the meaning of Section 4(2) of the Securities Act of 1993, as amended (the "Securities Act").
Accordingly, the issuance of the Shares to the Selling Stockholders was exempt from registration under the Securities Act by virtue of the exemption provided in Section 4(2) thereof.

Item 8.  Exhibits.
------------------

 4.01    Registrant's Certificate of Incorporation, as amended
         (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1995 (the "Form 10-KSB")).

 4.02 Registrant's Bylaws, as amended (incorporated herein by reference to Exhibit 3.2 to the Form 10-KSB).

 4.04 Registrant's Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.3 to the Form 10-KSB).

 5.01    Opinion of Gravel and Shea.

23.01    Consent of Gravel and Shea (included in Exhibit 5.01).

23.02    Consent of Coopers & Lybrand, L.L.P., independent auditors.

24.01    Power of Attorney (see page 8).


Item 9.  Undertakings.
----------------------

       The undersigned Registrant hereby undertakes:

       1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act.

            (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert S.W. Leong and John W. Mahoney, and each of them, his or its true and lawful attorneys-in-fact and agents with full power of substitution, for him or it and in his or its name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                 SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Colchester, State of Vermont, on the 12th day of January, 1996.


                                       HEALTH INSURANCE OF VERMONT, INC.


                                       By: /s/ John W. Mahoney



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                         Date
------------------------------------------------------------------------------

/s/ Robert S.W. Leong          Chairman, Chief Executive     December 31, 1995
    Robert S.W. Leong          Officer and Director


/s/ John W. Mahoney            President (Principal          December 22, 1995
    John W. Mahoney            Financial Officer)

/s/ David W. Lesperance        Vice President and            January 12, 1996
    David W. Lesperance        Treasurer (Principal
                               Accounting Officer)

--------------------------     Director                      December __, 1995
    James L. Fraser


/s/ David W. Menard            Director                      December 19, 1995
    David W. Menard


/s/ Robert S. Savage           Director                      December 19, 1995
    Robert S. Savage


/s/ Robert J. Kecseg           Director                      December 29, 1995
    Robert J. Kecseg


/s/ Alfred J. Beauchamp        Director                      December 20, 1995
    Alfred J. Beauchamp


                                Exhibit Index

Exhibit No.                          Description                             Page
----------------------------------------------------------------------------------

 4.01        Registrant's Certificate of Incorporation, as amended
             (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1995 (the "Form 10-KSB")).

 4.02 Registrant's Bylaws, as amended (incorporated herein by reference to Exhibit 3.2 of the Form 10-KSB).

 4.04 Registrant's Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.3 of the Form 10-KSB).

 5.01        Opinion of Gravel and Shea.                                      12

23.01        Consent of Gravel and Shea (included in Exhibit 5.01).

23.02        Consent of Coopers & Lybrand, L.L.P., independent auditors.      11

24.01        Power of Attorney (see page 8).